Exhibit 99.1

[Healthways Logo]	[LifeMasters Logo]

Contacts:

Healthways, Mary A Chaput (investors)	Jonathan Burns (media),
615.665.7674	615.263.3571 (o), 615.627.7755 (cell)

LifeMasters, Barbara Gideon

650.829.5287

HEALTHWAYS AND LIFEMASTERS MUTUALLY TERMINATE MERGER PLANS

NASHVILLE, Tenn. and SOUTH SAN FRANCISCO, Calif. – October 2, 2006 – Healthways, Inc. (NASDAQ: HWAY), the nation’s leading provider of Health and Care SupportSM services, and LifeMasters Supported SelfCare, Inc. (LifeMasters), a leading disease management company based in California, today jointly announced that the merger agreement between the two companies announced in May 2006 has been terminated. No further discussions are planned.

“While we are naturally disappointed that we are unable to complete the merger, our focus continues to be on the future,” Healthways president and CEO Ben R. Leedle, Jr. said. “The commercial and government global market demand for health and care support services is strong and growing. We remain committed to satisfying that demand.”

David Strand, president and CEO of LifeMasters, said, “We are also disappointed that the merger could not be completed, but we will continue our deep commitment to helping individuals achieve and maintain optimal health. We look forward to continuing our efforts to improve the lives of those participants we serve and serving the needs of a growing market.”

The termination follows a data and reporting error made by a third party actuarial firm with regard to a LifeMasters’ contract that had recently been reported to LifeMasters. The error was unknown to LifeMasters at the time the parties entered into the Merger Agreement. The correction of the data and reporting error made by the third party materially impacted prior period revenues and the financial projections which were relied upon by Healthways in entering into the Merger Agreement. As a result, a material adverse effect occurred and prevented LifeMasters from satisfying its conditions to closing under the Merger Agreement. Despite the best efforts of both companies, an agreement on a revised valuation for the merger could not be reached.

Conference Call

Healthways will hold a conference call to discuss this release Tuesday, October 3, 2006, at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.healthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software.

- MORE -

Healthways and LifeMasters Mutually Terminate Merger

October 2, 2006

Safe Harbor Provisions

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for Healthways to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in the Company’s filings with the SEC, and consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The Company undertakes no obligations to update or revise any such forward-looking statements.

About Healthways

Healthways, Inc. is the leading and largest provider of specialized, comprehensive Health and Care SupportSM programs and services, including disease management, high-risk care management and outcomes-driven wellness to health plans, employers and government. As of May 31, 2006, the Company provided Health and Care Support services for more than 2.2 million people nationwide. Healthways helps people lead healthier lives while reducing overall healthcare costs. As The Health/Care Trust ChannelSM, Healthways provides people the support they need when they need it to enable them to make better choices and achieve better health outcomes. For more information, visit www.healthways.com.

About LifeMasters Supported SelfCare

LifeMasters Supported SelfCare, Inc. is a leading provider of disease management programs and services that create health partnerships among individuals, their physicians and payors. Its mission is to empower individuals to achieve and maintain optimal health. The programs improve quality of care for people with chronic illnesses, reduce chronic-disease costs for payors and provide decision-support tools for physicians. LifeMasters offers programs for individuals with diabetes, congestive heart failure (CHF), coronary artery disease (CAD), chronic obstructive pulmonary disease (COPD), hypertension and asthma (all of which are fully accredited by the National Committee for Quality Assurance (NCQA) and URAC) and musculo-skeletal pain. LifeMasters’ programs are holistically focused, support co-morbidities such as depression and facilitate lifestyle changes such as smoking cessation and weight loss. LifeMasters provides services to nearly 600,000 people throughout the nation.